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                                                                EXHIBIT D-6.1






                            UNITED STATES OF AMERICA

                          NUCLEAR REGULATORY COMMISSION

In the Matter of                        )
                                        )

Central Power and Light Company         )

                                        )         Docket Nos. 50-498 and 50-499

South Texas Project,                    )
Units 1 and 2                           )

                      APPLICATION FOR TRANSFERS OF CONTROL
                     REGARDING OPERATING LICENSE NOS. NPF-76
                     AND NPF-80 FOR THE SOUTH TEXAS PROJECT

                           INTRODUCTION AND BACKGROUND

         The Houston Lighting & Power Company, Central Power and Light Company ("CPL"), City Public Service Board of San Antonio, City of Austin and STP Nuclear Operating Company ("STPNOC") are the holders of Facility Operating License No. NPF-76, dated March 22, 1988 ("Operating License NPF-76"). Operating License NPF-76 authorizes the holders to possess the South Texas Project, Unit 1 ("STP Unit 1") and authorizes STPNOC to use and operate STP Unit 1 in accordance with the procedures and limitations set forth in the operating license.

         The Houston Lighting & Power Company, CPL, City Public Service Board of San Antonio, City of Austin and STPNOC are the holders of Facility Operating License No. NPF-80, dated March 28, 1989 ("Operating License NPF-80"). Operating License NPF-80 authorizes the holders to possess the South Texas Project, Unit 2 ("STP Unit 2") and authorizes STPNOC to use and operate STP Unit 2 in accordance with the procedures and limitations set forth in the operating license.

         The purpose of this Application is to request the consent of the Nuclear Regulatory Commission ("NRC") under 10 C.F.R. Section 50.80 to the indirect transfers of control of CPL's interests in the operating licenses for STP Unit 1 and STP Unit 2 that will occur under a proposed merger of American Electric Power Company, Inc. ("AEP") and Central and South West Corporation ("CSW"), the parent company of CPL. CPL, as a wholly-owned subsidiary of CSW, owns a 25.2% interest in STP Units 1 and 2. Upon completion of the merger, CSW will become a wholly-owned subsidiary of AEP with CPL remaining a wholly-
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owned subsidiary of CSW. The merger will result in the indirect transfer of control of the interests held by CPL in Operating Licenses NPF-76 and NPF-80 to AEP. A copy of the Joint Proxy Statement and Prospectus (which includes as an exhibit a copy of the merger agreement between AEP and CSW) is filed with this Application as Exhibit A.

         As a result of the merger, AEP and CSW will achieve significant cost savings and efficiencies that will reduce their operating costs to the benefit of their customers, shareholders and the communities that they serve. The merger will therefore enhance CPL's financial resources to possess its ownership interests in STP Unit 1 and STP Unit 2.

         The merger will have no adverse affect on either the technical management or operation of STP Unit 1 and STP Unit 2. The technical qualifications of STPNOC, the plant operator for STP Unit 1 and STP Unit 2, will be unaffected since STPNOC is not impacted by the merger and the same technical management and nuclear organization of STPNOC currently responsible for operating and maintaining STP Unit 1 and STP Unit 2 will continue to be responsible for the operation and maintenance of the two units after the merger.

         In addition to the NRC's review, the merger will be reviewed by other Federal and state agencies, including the Federal Energy Regulatory Commission ("FERC"), the Securities Exchange Commission ("SEC"), the Federal Communication Commission, and potentially the U.S. Department of Justice and the Federal Trade Commission ("FTC"), the Public Utility Commission of Texas, the Arkansas Public Service Commission, the Louisiana Public Service Commission, and the Oklahoma Corporation Commission. Among the issues that these agencies will consider are the competitive aspects of the proposed merger. The NRC itself need not undertake any additional antitrust review with respect to the proposed indirect transfers of control concerning Operating Licenses NPF-76 and NPF-80 for STP Unit 1 and STP Unit 2 because approval of this application -- like the NRC's recent approvals of the indirect transfers of control resulting from the proposed mergers of Ohio Edison and Centerior Energy and Atlantic Energy Company and Delmarva Power & Light Company -- does not involve the issuance of a license. Therefore, as the NRC recently concluded in its review of those mergers, the antitrust provisions of section 105c of the Atomic Energy Act do not apply.(1)


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    (1)See, e.g., Safety Evaluation by the Office of Nuclear Reactor Regulation
Related to the Indirect Transfers of Control of License Nos. DPR-66 and NPF-73 for Beaver Valley Power Station, Unit Nos. 1 and 2, Docket Nos. 50-334 and 50-412 at 3 (June 19, 1997); Safety Evaluation by the Office of Nuclear Reactor Regulation, Proposed Merger of Atlantic Energy, Inc. and Delmarva Power and Light Company, Hope Creek Generating Station, Docket No 50-354 at 3 (Dec. 18,
1997)
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         Part I below sets forth the information required by 10 C.F.R. Section
50.80 with respect to the proposed transfers. Part II discusses the effective date for the license transfers.

I.       INFORMATION FOR INDIRECT TRANSFERS OF CONTROL

         A.       General Information Concerning CPL

                  1.       Name and Address
                           Central Power and Light Company
                           539 N. Carancahua
                           Corpus Christi, Texas   78401

                  2.       Description Of Business

         Following the merger, CPL will be an indirect wholly-owned subsidiary of AEP. Its purpose will remain the same as it is now, which is to engage principally in the generation, transmission, distribution and sale of electric energy in Texas to residential, commercial and industrial customers for their own use and to wholesale customers in Texas for resale.

                  3.       Organization And Management

         CPL is -- and will remain after the merger -- a corporation organized and existing under the laws of the State of Texas. All of CPL's directors and principal officers are citizens of the United States.

         CSW is a publicly traded company. No individual shareholder owns more than five percent of the outstanding shares of CSW stock, except for Mellon Bank Corporation and its subsidiaries, including Mellon Bank N.A., which acts as trustee of a 401 k employee benefit plan for CSW employees. Mellon Bank Corporation and its subsidiaries holds approximately six percent of the CSW shares in trust for CSW employees.

         Subsequent to the merger, the Board of Directors of AEP will be composed of 15 members, to include all then current board members of AEP, the Chairman of CSW, and four additional outside directors of CSW to be nominated by AEP. The current directors of AEP and the Chairman and outside directors of CSW are U.S. citizens.

         Following the proposed merger, CPL will not be owned, controlled or dominated by an alien, foreign corporation or foreign government. CPL is not acting as an agent or

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representative of any other person in this request for consent to the indirect transfer of control of the licenses.

         B.       Technical Qualifications

         The proposed merger involves no change to either the management organization or technical personnel of STPNOC responsible for operating and maintaining STP Units 1 and 2. STPNOC is not impacted by the merger. Therefore, the technical qualifications of STPNOC to carry out its responsibilities under Operating Licenses NPF-76 and NPF-80 will remain unchanged and will not be adversely affected by the proposed merger.

         C. Financial Qualifications

         After the proposed merger, CPL will continue to generate, transmit and distribute electricity and recover the cost of this electricity through rates authorized by the Public Utility Commission of Texas and by FERC for wholesale transactions. Therefore, CPL will continue to meet the definition of electric utility set forth in 10 C.F.R. Section 50.2. Accordingly, its financial qualifications are presumed by 10 C.F.R. Section 50.33(f) and no specific demonstration of financial qualifications is required.

         We understand that in connection with recent mergers of other licensees, the NRC has expressed an interest in being kept informed of subsequent asset transfers. If this is a consideration in this merger, CPL is willing to commit to provide the Director of the Office of Nuclear Reactor Regulation a copy of any application, at the time it is filed, to transfer (excluding grants of security interests or liens) from CPL to its proposed parents, or to any other affiliated company, facilities for the production, transmission or distribution of electric energy having a depreciated book value exceeding ten percent of CPL's consolidated net utility plant, as recorded on its books of account.

         D. Decommissioning Funding

         NRC regulations require information showing "reasonable assurance . . . that funds will be available to decommission the facility." 10 C.F.R. Section 50.33(k). CPL has, jointly with the other owners of STP Units 1 and 2, filed a decommissioning report with the NRC under 10 C.F.R. Section 50.75(b) and is providing financial assurance for decommissioning its ownership interests in STP Units 1 and 2 through external sinking trust funds in which deposits are made at least annually. After the merger, CPL will remain responsible for the decommissioning liabilities associated with its ownership interests in STP Units 1 and 2 and
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will continue to fund its decommissioning trusts for the two units in accordance with NRC regulations.

         E. Antitrust Considerations

         The Atomic Energy Act only provides for an antitrust review in connection with a construction permit application and, where there have been "significant changes" from the time of the construction permit, in connection with the initial operating license application. 42 U.S.C. Section 2135(c). The legislative history of section 105c strongly reinforces the statutory language that the antitrust review provided for by section 105c is limited to the "initial application" for a construction permit or operating license and not to "other applications that may be filed during the licensing process."(2) Accordingly, no antitrust review is required with respect to the indirect transfers of control that would result from the proposed merger of AEP and CSW.

         In its approval of the indirect transfers of control resulting from the proposed merger of Ohio Edison and Centerior Energy, the NRC expressly recognized that no antitrust review -- not even a no significant change review -- is to be undertaken with respect to an application for an indirect transfer of control of a license under 10 C.F. R. Section 50.80. As stated by the NRC in the Beaver Valley Safety Evaluation for the Ohio Edison and Centerior merger:

                  Although FirstEnergy may become the holding company of the licensees for the Beaver Valley facilities, i.e., may indirectly

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         (2)As stated by the Joint Committee on Atomic Energy,

                  The Committee recognizes that applications may be amended from time to time, that there may be applications to extend or review [sic] a license, and also that the form of an application for a construction permit may be such that, from the applicant's standpoint, it ultimately ripens into the application for an operating license. The phrases "any license application", "an application for a license", and "any application" as used in the clarified and revised subsection 105 c. refer to the initial application for a construction permit, the initial application for an operating license, or the initial application for a modification which would constitute a new or substantially different facility, as the case may be, as determined by the Commission. The phrases do not include, for the purposes of triggering subsection 105 c., other applications which may be filed during the licensing process.

         H. Rep. 91-1470, 91st Cong. 2d Sess., at 29 (1970) (emphasis added).
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                  acquire control of the licenses, it will not be performing activities for which a license is needed. Since approval of the instant application would not involve the issuance of a license, the procedures under Section 105c do not apply, including the making of any "significant changes" determination. Therefore, there is no need to conduct any additional antitrust review.(3)

         Further, in its recently issued "Standard Review Plan on Antitrust Reviews" (NUREG-1574) the NRC has clearly stated:

                  If the application involves an indirect transfer of the license through transfer of control of the existing licensee to another entity, where the existing licensee remains the licensee, no antitrust review is conducted since there is no effective application for an operating license.

         NUREG-1574 at 3-1.

         Here, the NRC's approval of the instant application for indirect transfer of control does not involve the issuance of a license. After the merger, CPL will remain the licensee with respect to its interests in both STP Units 1 and 2. Accordingly, no antitrust review is to be undertaken with respect to this application, not even the making of a no "significant changes" determination.

         Additionally, no practical purpose would be served by conducting any type of antitrust review here for the NRC has previously conducted an extensive antitrust review with respect to the STP Unit 1 and Unit 2 licenses. This review resulted in comprehensive antitrust conditions being added to the licenses to which CPL is subject. See Appendix C to Operating Licenses NPF-76 and NPF-80. Further, the competitive effects of the merger will be thoroughly reviewed by other federal and state agencies reviewing the merger, including the FERC and the Public Utility Commission of Texas. The potential effect of the business

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    (3)Safety Evaluation by the Office of Nuclear Reactor Regulation Related to
the Indirect Transfers of Control of License Nos. DPR-66 and NPF-73 for Beaver Valley Power Station, Unit Nos. 1 and 2, Docket Nos. 50-334 and 50-412 at 3 (June 19, 1997) (emphasis added). Since then the NRC has reached similar conclusions with respect to the indirect transfers of control resulting from the merger of Atlantic Energy Company and Delmarva Power & Light Company and the proposed merger of Allegheny Power Company and Duquesne Light Company. See Safety Evaluation by the Office of Nuclear Reactor Regulation, Proposed Merger of Atlantic Energy, Inc. and Delmarva Power and Light Company, Hope Creek Generating Station, Docket No 50-354 at 3 (Dec. 18, 1997); Safety Evaluation by the Office of Nuclear Reactor Regulation Regarding Proposed Merger, Duquesne Light Company, Docket Nos. 50-334 and 50-412, Beaver Valley Power Station, Unit Nos. 1 and 2 at 3 (Jan. 23 1998).
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combination of AEP and CSW on competition will be one of the issues considered by FERC in its review of the merger. The NRC's antitrust role is far more limited than FERC's in that the NRC does not possess plenary antitrust jurisdiction. See, e.g., Houston Lighting & Power Co. (South Texas Project, Units Nos. 1 and 2), CLI-77-13, 5 N.R.C. 1303 (1977). Therefore, consistent with Regulatory Guide 9.1, Regulatory Staff Position Statement on Antitrust Matters, the NRC should not duplicate FERC's role of evaluating the potential competitive effects of the merger.(4)

         In short, no additional antitrust review by the NRC is required or warranted in connection with its review of this application.

         F. Statement Of Purposes For The Transfer And The Nature Of The Transaction Necessitating Or Making The License Transfer Desirable

         The purpose of the merger is to achieve benefits for AEP's and CSW's shareholders, customers and communities that would not be achievable if they were to remain separate companies. The potential net non-fuel cost savings related to the merger are approximately $2 billion over the first ten years following the merger. The savings will come from the elimination of duplicative activities, improved operating efficiencies, lower capital costs, and the combination of the companies' work forces. In addition, it is anticipated that there will be reduced fuel costs.

         G. Restricted Data

         This application does not contain any Restricted Data or other classified defense information, and it is not expected that any will become involved in the licensed activities. However, in the event that such information does become involved, CPL agrees that it will appropriately safeguard such information and will not permit any individual to have access to Restricted Data until the Office of Personnel Management (the successor to the Civil Service

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    (4)Regulatory Guide 9.1 provides in relevant part as follows: "In general, reliance will be placed on the exercise of Federal Power Commission [now FERC] and State agency jurisdiction regarding the specific terms and conditions of the sale of power, rates of transmission services and such other matters as may be within the scope of their jurisdiction." In addition to FERC review, the proposed AEP and CSW merger is subject to the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Consequently, both the Federal Trade Commission and the Antitrust Division of the United States Department of Justice will be provided an opportunity to evaluate the antitrust implications, if any, of the proposed merger.
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Commission) shall have made an investigation and reported to the NRC on the character, associations, and loyalty of the individual, and the NRC has determined that permitting such person to have access to Restricted Data will not endanger the common defense and security of the United States.

         H. No Environmental Impact

         The merger does not involve any change to the nuclear plant operations or equipment of STP Units 1 and 2 and does not change any environmental impact previously evaluated in the Final Environmental Statement for the STP Project. Accordingly, this application involves no significant environmental impact.

II.      EFFECTIVE DATE

         Approval by AEP's and CSW's shareholders was obtained on May 27, 1998, and May 28, 1998, respectively. The proposed merger of AEP and CSW requires the approval of federal and state regulatory authorities in addition to the NRC. Until all necessary approvals have been obtained, the merger cannot be implemented. AEP and CSW intend to consummate the merger as soon as reasonably possible after all the necessary approvals have been obtained which are expected by March 31, 1999. Therefore, the NRC is requested to review this Application on a schedule that will permit it to act on and provide its final consent to the proposed indirect transfers of control that would be effectuated by the merger as promptly as possible and in any event before December 31, 1998.

                                   CONCLUSION

         For the foregoing reasons, the NRC is requested to consent to the indirect transfers of control that would be result from the merger of AEP and CSW regarding the interests held by CPL in Operating Licenses Nos. NPF-76 and NPF-80 for STP Units 1 and 2.
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                                             /s/ Gerald Vaughn
                                             ------------------------------
                                             Gerald Vaughn
                                             Vice President, Nuclear
                                             Central Power and Light Company

Dated:  June 16, 1998

Subscribed and sworn to before me
this 16th day of June, 1998

/s/ Imelda V. Perez
-----------------------------
Notary Public

[SEAL]
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                      APPLICATION FOR TRANSFERS OF CONTROL
             REGARDING OPERATING LICENSES NOS. NPF-76 AND NPF-80 FOR
                       SOUTH TEXAS PROJECT, UNITS 1 AND 2
                          DOCKET NOS. 50-498 AND 50-499


                                    EXHIBIT A


                      JOINT PROXY STATEMENT AND PROSPECTUS